Exhibit 99.1

Old Second Bancorp, Inc.	For Immediate Release
(NASDAQ: OSBC)	January 22, 2014

Contact:                                        J. Douglas Cheatham

Chief Financial Officer

(630) 906-5484

Old Second Reports 2013 Net Income of $82.1 million or $5.45 per share

2013 results aided by benefit of the reversal of valuation allowance against deferred tax assets and the loan loss reserve release.

2013 net income was $7.4 million or $0.15 per common share, excluding the income tax benefit resulting primarily from the reversal of a significant portion of the deferred tax asset valuation allowance, loan loss reserve release and loss on the sale of certain collateralized debt obligations (the “CDOs”).

Resolution of the CDOs in the fourth quarter resulted in increased stockholders equity of $1.2 million and contributed to $1.1 million net loss to common stockholders in the quarter.

Loans increased $23.6 million at December 31, 2013 from September 30, 2013.  Tangible common book value per share was $5.29 at December 31, 2013 increased from $4.86 at September 30, 2013.

AURORA, IL, January 22, 2014 — Old Second Bancorp, Inc. (the “Company” or “Old Second”) (NASDAQ: OSBC), parent company of Old Second National Bank (the “Bank”), today announced financial results for the fourth quarter of 2013.  The Company reported net income of $213,000 compared to net income of $1.5 million in the fourth quarter of 2012.

The Company reported net income of $82.1 million for the year ended December 31, 2013, compared to a net loss of $72,000 in the year of 2012.  The Company’s net income available to common stockholders of $76.8 million, or $5.45 per diluted share, for the year ended December 31, 2013 compared to a net loss available to common stockholders of $5.1 million, or $(0.36) per diluted share, for the year ended December 31, 2012.

Excluding the benefits received in 2013 from the reversal of a significant portion of the valuation allowance against deferred tax assets, the release of reserves for loan losses and the loss on the sale of the CDOs discussed below, the Company’s 2013 net income was $7.4 million with a net income available to common stockholders of $2.2 million or $0.15 per share.

Chairman Bill Skoglund said “While we have more work to do, we made good progress in 2013 on our organizational goals.  For example, our loan portfolio grew in the fourth quarter while problem loans and other real estate owned continued to decline.  Year over year, OREO dropped sharply from $72.4 million at the end of 2012 to $41.5 million at the end of 2013.  Our profitability has improved in a challenging and uneven economic environment and was helped by reduced credit costs reflected in our loan loss reserve release, sharply lower OREO expenses and efficient expense discipline.  Capital ratios for Old Second National Bank remain strong with total equity enhanced by the third quarter reversal of substantially all of the valuation allowance against our deferred tax assets.  While loans were down in 2013 from 2012 and deposits essentially flat, we’re encouraged by our realization of new loan business and continuing to serve loyal deposit customers who respond well to our community banking business model.”

The Company sold CDOs at a before tax loss of $4.1 million.  The CDOs were originally purchased by the Bank in late 2007 and mid-2008.   Credit ratings on these securities issued by prominent rating agencies were upgraded between December 31, 2012 and September 30, 2013.  The Company sold these securities following the December, 2013 regulations implementing Section 619 of the Dodd — Frank Wall Street Reform and Consumer Protection Act, commonly referred to as the Volcker Rule.  As originally released, the Volcker Rule required banking entities to divest investments in these types of CDOs by July 2015.  These securities were carried at an unrealized loss of $6.1 million as of September 30, 2013 and were sold in December, 2013 at a pre-tax loss of $4.1 million, contributing $1.2 million net of tax to tangible capital in the fourth quarter of 2013.

Financial Highlights/Overview

Earnings as measured in accordance with generally accepted accounting principles

•                  Fourth quarter loss before taxes of $32,000 compared to income before taxes of $1.5 million in the fourth quarter of 2012.  The decline was primarily due to the loss incurred on the sale of the CDOs in December 2013.

•                  In 2013, income before taxes declined from $2.9 million in the third quarter to a loss of $32,000 in the fourth quarter.  This decline primarily resulted from the loss incurred on the sale of the CDOs and reduced net interest income.  These declines more than offset improved quarter to quarter results in several noninterest expense categories, notably a decrease in other real estate owned (“OREO”) expenses down to $2.9 million in the fourth quarter of 2013 from $3.5 million in the third quarter of 2013.

•                  The tax-equivalent net interest margin was 3.13% during the fourth quarter of 2013 compared to 3.17% in the same quarter of 2012.  The fourth quarter of 2013 margin was a decrease of 12 basis points compared to the third quarter of 2013.

•                  Noninterest income of $34.4 million was $8.5 million lower in the year ended December 31, 2013, compared to 2012, again reflecting the loss on the CDO sales but also reflecting reduced residential mortgage revenue, service charges on deposits, and lease revenue from OREO.

•                  Noninterest expenses of $86.4 million were 10.0% lower in the year ended December 31, 2013, compared to 2012, reflecting overall expense control and reduced expenses in most categories.  Notable reductions are found in OREO expenses (including a year over year reduction of $8.1 million on improved valuation adjustment expense), general bank insurance and management of legal fees.

Capital

	December 31,	September 30,	December 31,	Quarter	Year to Year
	2013	2013	2012	Change	Change
The Bank’s leverage capital ratio	10.97%	11.08%	9.67%	-0.11%	1.30%
The Bank’s total risk-based capital ratio	18.04%	17.08%	14.86%	0.96%	3.18%
The Company’s leverage capital ratio	6.96%	7.11%	4.85%	-0.15%	2.11%
The Company’s total risk-based capital ratio	15.88%	15.15%	13.62%	0.73%	2.26%
The Company’s tangible common equity to tangible assets	3.67%	3.33%	(0.13)%	0.34%	3.80%

Asset Quality & Earning Assets

•                  Nonperforming loans declined $42.8 million, or 51.8%, during 2013 to $39.8 million at December 31, 2013, from $82.6 million at December 31, 2012.  Nonperforming loans declined primarily because of successful negotiations with guarantors and movement of selected credits to OREO, as well as loans being upgraded to accruing status when the financial condition of borrowers improved.

•                  OREO declined from $72.4 million at December 31, 2012, to $41.5 million at December 31, 2013.  OREO dispositions totaling $41.7 million in the year ended December 31, 2013, were somewhat offset by new OREO and improvements to existing OREO of $19.3 million.  Valuation write-downs of properties held for sale reduced the reported total by $8.4 million.

•                  Securities available-for-sale decreased $207.7 million during 2013 to $372.2 million from $579.9 million at December 31, 2012, primarily as a result of the third quarter reclassification of $258.1 million in securities to the held-to-maturity category.  In all periods prior to the third quarter of 2013, all securities were held as available-for-sale.  At $273.2 million (73.4% of the December 31, 2013, available-for-sale portfolio), asset-backed securities were the largest component of the available-for-sale portfolio.  The Company’s asset-backed securities were heavily oriented to those backed by student loan debt guaranteed by the U.S. Department of Education.

Securities portfolio activity

(in thousands)

	Available-for-sale	Held-to-maturity

Balance at September 30, 2013	$373,478	$258,101
Additions:
Purchases	44,661	—
Total additions	44,661	—
Reductions:
Sale Proceeds	(49,190)	—
Net loss on sale	(4,103)	—
Principal maturties, prepayments and calls, net of gains	(1,853)	(1,903)
Amortization of premiums and accretion of discounts	280	117
Total reductions	(54,866)	(1,786)
Accretion of net unrealized holding gains on held-to-maturity transferred from available-for-sale securities	—	256
Increase in market value	8,918	—
Balance at December 31, 2013	$372,191	$256,571

Purchases in the fourth quarter of 2013 included collateralized mortgage obligations and asset-backed (student loan backed) securities.  As discussed, the CDOs, consisting of the trust preferred securities issued by other financial institutions, were sold in the quarter.  Other sales of corporate and asset-backed (student loan backed) securities were also executed.  All transactions were done under the Company’s investment policy.

Net Interest Income(1)

ANALYSIS OF AVERAGE BALANCES,

TAX EQUIVALENT INTEREST AND RATES

Three Months ended December 31, 2013, and 2012

(Dollar amounts in thousands - unaudited)

	2013			2012
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest bearing deposits	$26,370	$17	0.25%	$48,669	$30	0.24%
Securities:
Taxable	620,096	3,583	2.31	483,605	1,990	1.65
Non-taxable (tax equivalent)	13,739	225	6.55	10,148	173	6.82
Total securities	633,835	3,808	2.40	493,753	2,163	1.75
Dividends from FRB and FHLB stock	10,292	76	2.95	11,495	77	2.68
Loans and loans held-for-sale (1)	1,075,239	13,090	4.76	1,200,556	15,369	5.01
Total interest earning assets	1,745,736	16,991	3.83	1,754,473	17,639	3.95
Cash and due from banks	35,063	—	—	22,233	—	—
Allowance for loan losses	(30,704)	—	—	(39,753)	—	—
Other noninterest bearing assets	249,230	—	—	221,735	—	—
Total assets	$1,999,325			$1,958,688

Liabilities and Stockholders’ Equity
NOW accounts	$291,907	$63	0.09%	$270,091	$66	0.10%
Money market accounts	313,793	101	0.13	324,240	138	0.17
Savings accounts	227,031	40	0.07	212,529	51	0.10
Time deposits	479,047	1,447	1.20	514,685	1,889	1.46
Interest bearing deposits	1,311,778	1,651	0.50	1,321,545	2,144	0.65
Securities sold under repurchase agreements	26,599	1	0.01	5,794	—	—
Other short-term borrowings	3,532	1	0.11	35,000	13	0.15
Junior subordinated debentures	58,378	1,361	9.33	58,378	1,265	8.67
Subordinated debt	45,000	201	1.75	45,000	219	1.90
Notes payable and other borrowings	500	4	3.13	500	4	3.13
Total interest bearing liabilities	1,445,787	3,219	0.89	1,466,217	3,645	0.99
Noninterest bearing deposits	373,058	—	—	388,490	—	—
Other liabilities	37,934	—	—	32,213	—	—
Stockholders’ equity	142,546	—	—	71,768	—	—
Total liabilities and stockholders’ equity	$1,999,325			$1,958,688
Net interest income (tax equivalent)		$13,772			$13,994
Net interest income (tax equivalent) to total earning assets			3.13%			3.17%
Interest bearing liabilities to earning assets	82.82%			83.57%

(1)  Interest income from loans is shown on a tax equivalent basis as discussed in the table on page 20 and includes fees of $532,000 and $677,000 for the fourth quarter of 2013 and 2012, respectively.  Nonaccrual loans are included in the above stated average balances.

Note: Tax equivalent basis is calculated using a marginal tax rate of 35%.

ANALYSIS OF AVERAGE BALANCES,

TAX EQUIVALENT INTEREST AND RATES

Twelve Months ended December 31, 2013, and 2012

(Dollar amounts in thousands - unaudited)

	2013			2012
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest bearing deposits	$43,801	$108	0.24%	$48,820	$119	0.24%
Securities:
Taxable	586,188	11,692	1.99	395,225	7,212	1.82
Non-taxable (tax equivalent)	14,616	904	6.19	10,350	640	6.18
Total securities	600,804	12,596	2.10	405,575	7,852	1.94
Dividends from FRB and FHLB stock	10,629	304	2.86	12,294	305	2.48
Loans and loans held-for-sale (1)	1,106,447	56,417	5.03	1,270,162	67,110	5.20
Total interest earning assets	1,761,681	69,425	3.90	1,736,851	75,386	4.28
Cash and due from banks	26,871	—	—	26,197	—	—
Allowance for loan losses	(35,504)	—	—	(45,047)	—	—
Other noninterest bearing assets	209,640	—	—	232,624	—	—
Total assets	$1,962,688			$1,950,625

Liabilities and Stockholders’ Equity
NOW accounts	$290,998	$255	0.09%	$274,299	$270	0.10%
Money market accounts	318,343	443	0.14	314,363	576	0.18
Savings accounts	226,404	161	0.07	211,632	216	0.10
Time deposits	493,855	6,774	1.37	552,489	8,809	1.59
Interest bearing deposits	1,329,600	7,633	0.57	1,352,783	9,871	0.73
Securities sold under repurchase agreements	23,313	3	0.01	4,826	2	0.04
Other short-term borrowings	15,849	25	0.16	12,268	17	0.14
Junior subordinated debentures	58,378	5,298	9.08	58,378	4,925	8.44
Subordinated debt	45,000	811	1.78	45,000	903	1.97
Notes payable and other borrowings	500	16	3.16	500	17	3.34
Total interest bearing liabilities	1,472,640	13,786	0.94	1,473,755	15,735	1.07
Noninterest bearing deposits	362,871	—	—	377,624	—	—
Other liabilities	36,063	—	—	27,285	—	—
Stockholders’ equity	91,114	—	—	71,961	—	—
Total liabilities and stockholders’ equity	$1,962,688			$1,950,625
Net interest income (tax equivalent)		$55,639			$59,651
Net interest income (tax equivalent) to total earning assets			3.16%			3.43%
Interest bearing liabilities to earning assets	83.59%			84.85%

(1)  Interest income from loans is shown on a tax equivalent basis as discussed in the table on page 20 and includes fees of $2.5 million and $2.1 million for the years ended December 31, 2013, and 2012, respectively.  Nonaccrual loans are included in the above stated average balances.

Note: Tax equivalent basis is calculated using a marginal tax rate of 35%.

Net interest and dividend income decreased $4.1 million, from $59.3 million for the year ended December 31, 2012, to $55.3 million for the year ended December 31, 2013.  Average earning assets increased $24.8 million, or 1.4%, from $1.74 billion for the year ended December 31, 2012, to $1.76 billion for the year ended December 31, 2013, as a result of growth in investment securities.  Management continued to emphasize asset quality in marketable securities purchases as new loan originations continued to be limited despite the increased loan growth late in the year.  Management continues to develop growth in loan pipelines that can be expected to generate future loan originations and loan growth.  Average loans, including loans held-for-sale, decreased $163.7 million from December 31, 2012 to December 31, 2013.

At $13.7 million, net interest income for the fourth quarter of 2013 was down from the $14.3 million recorded in the third quarter.  Except for loan growth late in the fourth quarter, the trends discussed above for the year generally continued in the fourth quarter.  The decline from the third quarter is largely attributable to interest income recognized in the third quarter on loans returning to performing status after a period of nonaccrual that did not reoccur in the fourth quarter and reduced loan-related fees.  The net interest margin was 3.13% for the fourth quarter of 2013 compared to 3.17% for the fourth quarter of 2012.

Asset Quality

Nonperforming loans consist of nonaccrual loans, nonperforming restructured accruing loans and loans 90 days or greater past due but still accruing.  The largest decrease in the nonperforming loans since December 31, 2012 was in the real estate-commercial, nonfarm segment as this segment’s upgrades and migration of these loans to OREO was greater than the migration of loans to nonperforming status.  As previously discussed, total nonperforming loans were $39.8 million at December 31, 2013.

Net recoveries of $234,000 for the fourth quarter of 2013 reflect charge-offs of $1.9 million against previously established specific reserves on nonaccrual loans deemed uncollectible, and were offset by recoveries of $2.1 million.  Charge-off activity improved for the year ended December 31, 2013, compared to the same period in 2012 and in the fourth quarter of 2013 compared to the third quarter, reflecting an improved economy in our target markets and past work done on loan quality improvement.

	Classified loans as of			December 31, 2013 Dollar Change From
	December 31,	September 30,	December 31,	September 30,	December 31,
(in thousands)	2013	2013	2012	2013	2012
Real estate-construction	$3,024	$6,236	$14,140	$(3,212)	$(11,116)
Real estate-residential:
Investor	9,750	10,642	12,007	(892)	(2,257)
Owner occupied	7,699	7,292	12,946	407	(5,247)
Revolving and junior liens	3,971	3,675	5,694	296	(1,723)
Real estate-commercial, nonfarm	37,297	40,832	67,851	(3,535)	(30,554)
Real estate-commercial, farm	—	—	2,517	—	(2,517)
Commercial	481	264	1,063	217	(582)
Other	1	1	26	—	(25)
	$62,223	$68,942	$116,244	$(6,719)	$(54,021)

Classified loans include nonaccrual, performing troubled debt restructurings and all other loans considered substandard.  All three components are down since December 31, 2012.  Classified assets include both classified loans and OREO.  Management monitors a ratio of classified assets to the sum of Bank Tier 1 capital and the allowance for loan and lease loss reserve.  This ratio reflects another measure of overall improvement in loan related asset quality.  The decline in both classified loans and OREO as well as improved Tier 1 capital in the fourth quarter again improved this ratio.

The classified asset ratio improved from 49.76% at September 30, 2013, to 43.44% at December 31, 2013, after standing at 82.94% at December 31, 2012.

Allowance for Loan and Lease Losses

The coverage ratio of the allowance for loan losses to nonperforming loans was 68.6% as of December 31, 2013, which reflects an increase from 61.9% as of September 30, 2013.  Management updated the estimated specific allocations in the fourth quarter after receiving more recent appraisals for detailed collateral valuations or information on cash flow trends related to the impaired credits.  Management determined the estimated amount to provide in the allowance for loan losses based upon a number of considerations, including loan growth or contraction, the quality and composition of the loan portfolio and loan loss experience.  The latter item was also weighted more heavily based upon recent loss experience.  Management believes that adequate reserves have been established for the inherent risk of loss in the portfolio.

The above changes in estimates were made by management to be consistent with observable trends on asset quality within loan portfolio segments and in conjunction with market conditions and credit review administration activities.  Several environmental factors are also evaluated on an ongoing basis and are included in the assessment of the adequacy of the allowance for loan losses. Management determined that an overall improvement in loan asset quality justified a $2.5 million loan loss reserve release in the fourth quarter.  When measured as a percentage of loans outstanding, the total allowance for loan losses decreased from 3.36% of total loans as of December 31, 2012, to 2.48% of total loans at December 31, 2013.  In management’s judgment, an adequate allowance for estimated losses has been established for inherent losses at December 31, 2013; however, there can be no assurance that actual losses will not exceed the estimated amounts in the future.

Other Real Estate Owned

OREO decreased $7.5 million, from $49.1 million at September 30, 2013, to $41.5 million at December 31, 2013.  OREO activity (property additions, disposals) as well as period valuation adjustments recorded in the fourth quarter of 2013 is specified below.  Overall, a net gain on sale of $781,000 was realized in the fourth quarter up from $608,000 in the third quarter.

	Three Months Ended		Year to Date
	December 31,		December 31,
(in thousands)	2013	2012	2013	2012
Beginning balance	$49,066	$88,093	$72,423	$93,290
Property additions	4,998	5,177	19,194	32,121
Development improvements	13	55	73	701
Less:
Property disposals	10,784	16,337	41,712	36,854
Period valuation adjustments	1,756	4,565	8,441	16,835
Other real estate owned	$41,537	$72,423	$41,537	$72,423

The OREO valuation reserve ended 2013 at $22.3 million, which was 34.9% of gross OREO at December 31, 2013.  The valuation reserve represented 33.4% and 30.3% of gross OREO at September 30, 2013 and December 31, 2012, respectively.  In management’s judgment, an adequate property valuation allowance has been established to present OREO at current estimates of fair value less costs to sell; however, there can be no assurance that additional losses will not be incurred on dispositions or updates to valuation in the future.

OREO Properties by Type

	December 31, 2013		September 30, 2013		December 31, 2012
(in thousands)	Amount	% of Total	Amount	% of Total	Amount	% of Total
Single family residence	$4,658	11%	$6,585	13%	$10,624	15%
Lots (single family and commercial)	15,020	36%	18,993	39%	26,473	37%
Vacant land	3,135	8%	3,135	6%	6,745	9%
Multi-family	1,783	4%	2,194	5%	4,372	6%
Commercial property	16,941	41%	18,159	37%	24,209	33%
Total OREO properties	$41,537	100%	$49,066	100%	$72,423	100%

As shown above, OREO holdings decreased across all property types.

Noninterest Income

	Three Months Ended			December 31, 2013 Dollar Change From
	December 31,	September 30,	December 31,	September 30,	December 31,
(in thousands)	2013	2013	2012	2013	2012
Noninterest income
Trust income	$1,673	$1,494	$1,438	$179	$235
Service charges on deposits	1,877	1,904	1,976	(27)	(99)
Residential mortgage revenue	1,858	1,232	3,605	626	(1,747)
Securities gains (loss), net	14	(7)	269	21	(255)
Loss on sale of CDO	(4,117)	—	—	(4,117)	(4,117)
Total Securities (loss) gains, net	(4,103)	(7)	269	(4,096)	(4,372)
Increase in cash surrender value of bank-owned life insurance	405	419	362	(14)	43
Death benefit realized on bank-owned life insurance	—	6	—	(6)	—
Debit card interchange income	893	873	886	20	7
Lease revenue from other real estate owned	321	309	567	12	(246)
Net gain on sales of other real estate owned	781	608	1,800	173	(1,019)
Other income	1,263	1,549	803	(286)	460
Total noninterest income	$4,968	$8,387	$11,706	$(3,419)	$(6,738)

Noninterest income declined in the fourth quarter of 2013 from the third quarter reflecting the $4.1 million loss on the CDO sale.  Operationally, residential mortgage revenue increased in the fourth quarter of 2013 from the third quarter of 2013 along with an improvement in trust income.  The Company’s results in other categories except for other noninterest income remain flat or slightly better.  Other noninterest income above decreased in the fourth quarter from the third quarter due to recognition in the third quarter income of a forfeited purchase deposit from a loan sale where the purchaser did not complete the sale as contractually required.  We had a 4.9% increase in trust income year over year while our other noninterest income categories remained flat or down.

Noninterest Expense

	Three Months Ended			December 31, 2013 Dollar Change From
	December 31,	September 30,	December 31,	September 30,	December 31,
(in thousands)	2013	2013	2012	2013	2012
Noninterest expense
Salaries	$7,141	$7,010	$7,084	$131	$57
Bonus	686	903	(92)	(217)	778
Benefits and others	1,353	1,386	1,162	(33)	191
Total salaries and employee benefits	9,180	9,299	8,154	(119)	1,026
Occupancy expense, net	1,245	1,266	1,157	(21)	88
Furniture and equipment expense	990	1,026	1,198	(36)	(208)
FDIC insurance	981	987	973	(6)	8
General bank insurance	489	489	846	—	(357)
Amortization of core deposit intangible assets	525	524	537	1	(12)
Advertising expense	384	347	327	37	57
Debit card interchange expense	361	366	365	(5)	(4)
Legal fees	642	615	961	27	(319)
OREO valuation expense	1,756	1,961	4,284	(205)	(2,528)
Other OREO expense	1,150	1,500	2,087	(350)	(937)
Other expense	3,472	3,119	3,210	353	262
Total noninterest expense	$21,175	$21,499	$24,099	$(324)	$(2,924)

All categories of noninterest expense were essentially flat to down in the fourth quarter from the third quarter, except for other expense.  A modest amount was reserved in the fourth quarter other expense for expenses related to the debit card security compromise at Target stores.  An additional amount was recorded in the quarter for possible expenses related to an ongoing dispute.  All categories are flat to down year over year except salaries and benefits on board approved bonus programs, amortization of intangibles and other expenses.  Other expense for the year includes the fourth quarter items discussed above as well as increased expenses for items related to marketing or public relations, recruitment expense and expense for required property appraisals in 2013.

Additional Loan Detail

	Major Classification of Loans as of			December 31, 2013 Dollar Change From
	December 31,	September 30,	December 31,	September 30,	December 31,
(in thousands)	2013	2013	2012	2013	2012
Commercial	$94,736	$86,822	$86,941	$7,914	$7,795
Real estate - commercial	560,233	554,874	579,687	5,359	(19,454)
Real estate - construction	29,351	30,996	42,167	(1,645)	(12,816)
Real estate - residential	390,201	376,859	414,543	13,342	(24,342)
Consumer	2,760	2,570	3,101	190	(341)
Overdraft	628	544	994	84	(366)
Lease financing receivables	10,069	11,204	6,060	(1,135)	4,009
Other	12,793	13,236	16,451	(443)	(3,658)
	1,100,771	1,077,105	1,149,944	23,666	(49,173)
Net deferred loan costs and (fees)	485	535	106	(50)	379
	$1,101,256	$1,077,640	$1,150,050	$23,616	$(48,794)

Fourth quarter loan production provided a positive close to 2013 and an increase in loans outstanding from the third quarter.  This loan production reflects extensive work done earlier in the year to build business pipelines.  The Company continues to seek opportunities in our primary lending markets that will develop additional relationship banking customers; however, our markets remain very competitive for new loan business.

Additional Securities Detail

	As of			December 31, 2013 Dollar Change From
	December 31,	September 30,	December 31,	September 30,	December 31,
(in thousands)	2013	2013	2012	2013	2012
Securities available-for-sale, at fair value
U.S. Treasury	$1,544	$1,548	$1,507	$(4)	$37
U.S. government agencies	1,672	1,693	49,850	(21)	(48,178)
U.S. government agency mortgage-backed	—	—	128,738	—	(128,738)
States and political subdivisions	16,794	19,841	15,855	(3,047)	939
Corporate Bonds	15,102	22,200	36,886	(7,098)	(21,784)
Collateralized mortgage obligations	63,876	48,125	169,600	15,751	(105,724)
Asset-backed securities	273,203	268,984	167,493	4,219	105,710
Collateralized debt obligations	—	11,087	9,957	(11,087)	(9,957)
Total securities available-for-sale	$372,191	$373,478	$579,886	$(1,287)	$(207,695)
Securities held-to-maturity, at amortized cost
U.S. government agency mortgage-backed	$35,268	$35,241	$—	$27	$35,268
Collateralized mortgage obligations	221,303	222,860	—	(1,557)	221,303
Total securities held-to-maturity	$256,571	$258,101	$—	$(1,530)	$256,571

Total secutities	$628,762	$631,579	$579,886	$(2,817)	$48,876

The Company’s total securities show a net decrease of $2.8 million since September 30, 2013 with all categories declining except total (total of available-for-sale and held-to-maturity) collateralized mortgage obligations and asset-backed securities, which were up $14.2 million and $4.2 million in the period.  Securities held with the intent to hold to maturity were established in the third quarter in response to increases in overall market interest rates.  Management decisions on securities to be classified as held-to-maturity were made based on the characteristics of individual securities.

Deposits Detail

	As Of			December 31, 2013 Dollar Change From
	December 31,	September 30,	December 31,	September 30,	December 31,
(in thousands)	2013	2013	2012	2013	2012
Noninterest bearing	$373,389	$373,499	$379,451	$(110)	$(6,062)
Savings	228,589	227,823	216,305	766	12,284
NOW accounts	297,852	272,632	286,860	25,220	10,992
Money market accounts	309,859	309,066	323,811	793	(13,952)
Certificates of deposits:
of less than $100,000	288,345	299,632	318,844	(11,287)	(30,499)
of $100,000 or more	184,094	190,471	191,948	(6,377)	(7,854)
	$1,682,128	$1,673,123	$1,717,219	$9,005	$(35,091)

The Company saw some decline in total deposits year over year, but overall total deposits were essentially flat during the quarter and year over year as slowly developing loan activity and availability of other liquidity sources reduced the need for deposit funding.

Borrowings

The Company enters into deposit sweep transactions where the transaction amounts are secured by pledged securities.  These transactions consistently mature within 1 to 90 days from the transaction date and are governed by sweep repurchase agreements.  All sweep repurchase agreements are treated as financings secured by U.S. government agencies and collateralized mortgage-backed securities and had a carrying amount of $22.5 million at December 31, 2013, and $17.9 million at December 31, 2012.  At December 31, 2013, there were no customers with secured balances exceeding 10% of stockholders’ equity.

The Company’s borrowings at the FHLBC require the Bank to be a member and invest in the stock of the FHLBC and total borrowings are generally limited to the lower of 35% of total assets or 60% of the book value of certain mortgage loans.  As of December 31, 2013, the Bank took an advance of $5.0 million at 0.13% interest on the FHLBC stock valued at $5.5 million and collateralized by $127.1 million of loans of which $122.1 million is available for additional borrowings.  This advance matured on January 3, 2014 and was replaced with short term FHLBC advances that matured in January 2014.

One of the Company’s most significant borrowing relationships continued to be the $45.5 million credit facility with a correspondent bank. That credit began in January 2008 and was originally composed of a $30.5 million senior debt facility, which included $500,000 in term debt, and $45.0 million of subordinated debt.  The subordinated debt and the term debt portion of the senior debt facility mature on March 31, 2018.  The interest rate on the senior debt facility resets quarterly and at the Company’s option, is based on, either the lender’s prime rate or three-month LIBOR plus 90 basis points.  The interest rate on the subordinated debt resets quarterly, and is equal to three-month LIBOR plus 150 basis points.  The Company had no principal outstanding balance on the senior line of credit when it matured and the senior line of credit has been terminated.  The Company had $500,000 in principal outstanding in term debt and $45.0 million in principal outstanding in subordinated debt at the end of both December 31, 2012, and December 31, 2013.  The term debt is secured by all of the outstanding capital stock of the Bank.  The Company has made all required interest payments on the outstanding principal amounts outstanding on a timely basis.  Pursuant to the Written Agreement dated July 22, 2011 between the Company and the FRB (the “Written Agreement”), the Company had to receive the FRB’s approval prior to making any interest payments on the subordinated debt.

The credit facility agreement contains usual and customary provisions regarding acceleration of the senior debt upon the occurrence of an event of default by the Company under the senior debt agreement.  The senior debt agreement also contains certain customary representations and warranties and financial covenants.  At December 31, 2013, the Company was out of compliance with one of the financial covenants contained within the credit agreement.  Prior to 2013, the Company had been out of compliance with two of the financial covenants.  The agreement provides that noncompliance is an event of default and as the result of the Company’s failure to comply with a financial covenant, the lender may (i) terminate all commitments to extend further credit, (ii) increase the interest rate on the revolving line of the term debt by 200 basis points, (iii) declare the senior debt immediately due and payable and (iv) exercise all of its rights and remedies at law, in equity and/or pursuant to any or all collateral documents, including foreclosing on the collateral.  The total outstanding principal amount of the senior debt is the $500,000 in term debt.  Because the subordinated debt is treated as Tier 2 capital for regulatory capital purposes, the senior debt agreement does not provide the lender with any rights of acceleration or other remedies with regard to the subordinated debt upon an event of default caused by the Company’s failure to comply with a financial covenant.

Capital

The Company completed the sale of $27.5 million of cumulative trust preferred securities by its unconsolidated subsidiary, Old Second Capital Trust I in June 2003.  An additional $4.1 million of cumulative trust preferred securities was sold in July 2003.  The costs associated with the issuance of the cumulative trust preferred securities are being amortized over 30 years.  The trust preferred securities may remain outstanding for a 30-year term but, subject to regulatory approval, can be called in whole or in part by the Company.  The stated call period commenced on June 30, 2008 and a call can be exercised by the Company from time to time thereafter.  When not in deferral, cash distributions on the securities are payable quarterly at an annual rate of 7.80%.  The Company issued a new $32.6 million subordinated debenture to Old Second Capital Trust I in return for the aggregate net proceeds of the trust preferred offering.  The interest rate and payment frequency on the debenture are equivalent to the cash distribution basis on the trust preferred securities.

The Company issued an additional $25.0 million of cumulative trust preferred securities through a private placement completed by an additional unconsolidated subsidiary, Old Second Capital Trust II, in April 2007.  Although nominal in amount, the costs associated with that issuance are being amortized over 30 years.  These trust preferred securities also mature in 30 years but, subject to the aforementioned regulatory approval, can be called in whole or in part on a quarterly basis commencing June 15, 2017.  The quarterly cash distributions on the securities are fixed at 6.77% through June 15, 2017 and float at 150 basis points over three-month LIBOR thereafter.  The Company issued a new $25.8 million subordinated debenture to the Old Second Capital Trust II in return for the aggregate net proceeds of this trust preferred offering.  The interest rate and payment frequency on the debenture are equivalent to the cash distribution basis on the trust preferred securities.

Under the terms of the subordinated debentures issued to each of Old Second Capital Trust I and II, the Company is allowed to defer payments of interest for 20 quarterly periods without default or penalty, but such amounts will continue to accrue.  Also during the deferral period, the Company generally may not pay cash dividends on or repurchase its common stock or preferred stock, including the Series B Stock described below.  In August of 2010, the Company elected to defer regularly scheduled interest payments on the $58.4 million of junior subordinated debentures.  Because of the deferral on the subordinated debentures, the trusts will defer regularly scheduled dividends on the trust preferred securities.  Both of the debentures issued by the Company are recorded on the Consolidated Balance

Sheets as junior subordinated debentures and the related interest expense for each issuance is included in the Consolidated Statements of Operations.  The total accumulated unpaid interest on the junior subordinated debentures including compounded interest from July 1, 2010 on the deferred payments totals $17.0 million at December 31, 2013.

In January 2009, the Company issued and sold (i) 73,000 shares of Series B Fixed Rate Cumulative Perpetual Preferred Stock (the “Series B Stock”) and (ii) a warrant to purchase 815,339 shares of our common stock at an exercise price of $13.43 per share to the U.S. Department of the Treasury (“Treasury”) through the Capital Purchase Program (the “CPP”) instituted as part of the Troubled Asset Relief Program.  The aggregate purchase price of the Series B Stock and the warrant was $73.0 million.

All of the Series B Stock held by Treasury from the Troubled Asset Relief Program Capital Purchase Program was sold to third parties, including certain of our directors, in auctions that were completed in the first quarter of 2013.  The warrants were also sold at a subsequent auction.  At December 31, 2012, the Company carried $71.9 million of Series B Stock in total stockholders’ equity.  At December 31, 2013, the Company carried $72.9 million of Series B Stock in total stockholders’ equity.

As a result of the completed auctions, the Company’s Board elected to stop accruing the dividend on the Series B Stock in first quarter of 2013.  Previously, the Company had accrued the dividend on the Series B Stock quarterly throughout the deferral period.  Given the discount reflected in the results of the auction, the Board believes that the Company will likely be able to repurchase the Series B Stock in the future at a price less than the face amount of the Series B Stock plus accrued and unpaid dividends.  Therefore, under GAAP, the Company did not fully accrue the dividend on the Series B Stock in the first quarter and did not accrue for it in subsequent quarters.  The Company will continue to evaluate whether accruing dividends on the Series B Stock is appropriate in future periods.  Pursuant to the terms of the Series B Stock, the dividends paid on the Series B Stock will increase from 5% to 9% in 2014.

As of December 31, 2013, total stockholders’ equity was $147.7 million, which was an increase of $75.1 million, or 103.6%, from $72.6 million as of December 31, 2012.  This increase was driven primarily by the reversal of the valuation allowance on a significant portion of the Company’s net deferred tax assets, made possible by recent profits and an evaluation of all available evidence, both for and against reversing the valuation allowance.  Unrealized loss on securities available-for-sale net of deferred taxes was $1.3 million at December 31, 2012 and $7.0 million at December 31, 2013, causing a reduction in stockholders’ equity of $5.7 million.  Additionally, total stockholders’ equity benefited by the Company not declaring and accruing a dividend for the fourth quarter of 2013 on its Series B Stock.

On May 16, 2011, the Bank entered into a Consent Order with the Office of the Comptroller of the Currency (the “OCC”).  Pursuant to the Consent Order, the Bank has agreed to take certain actions and operate in compliance with the Consent Order’s provisions during its terms.  On October 17, 2013, the OCC terminated the Consent Order.

At December 31, 2013, the Bank’s Tier 1 capital leverage ratio was 10.97%, up 130 basis points from December 31, 2012.  The Bank’s total capital ratio was 18.04%, up 318 basis points from December 31, 2012.  The Company’s regulatory capital ratios of total capital to risk weighted assets, Tier 1 capital to risk weighted assets and Tier 1 capital to average assets increased to 15.88%, 10.65% and 6.96%, respectively, compared to 13.62%, 6.81% and 4.85%, respectively, at December 31, 2012.  The Company, on a consolidated basis, exceeded the minimum capital ratios to be deemed “well capitalized” at December 31, 2013.

Even though the Consent Order has been terminated, the Bank is still subject to the risk-based capital regulatory guidelines, which include the methodology for calculating the risk-weighting of the Bank’s assets, developed by the OCC and the other bank regulatory agencies.  In connection with the current economic environment, the Bank’s current level of nonperforming assets and the risk-based capital guidelines, the Bank’s board of directors has determined that the Bank should maintain a Tier 1 leverage capital ratio at or above eight percent (8%) and a total risk-based capital ratio at or above twelve percent (12%).  The Bank currently exceeds those thresholds.

On July 22, 2011, the Company entered into a Written Agreement with the FRB. Pursuant to the Written Agreement, the Company agreed to take certain actions and operate in compliance with the Written Agreement’s provisions during its term.  The Company will continue to seek approval from the Federal Reserve prior to paying any dividends on its capital stock and incurring any additional indebtedness.

In July 2013, the U.S. federal banking authorities approved the implementation of the Basel III regulatory capital reforms and issued rules effecting certain changes required by the Dodd-Frank Act (the “Basel III Rules”).  The Basel III Rules are applicable to all U.S. banks that are subject to minimum capital requirements as well as to bank and savings and loan holding companies.  The Basel III Rules not only increase selected minimum regulatory capital ratios, but also introduce a new Common Equity Tier 1 capital ratio and the concept of a capital conservation buffer.  The Basel III Rules also revise the criteria that certain instruments must meet to qualify as Tier 1 or Tier 2 capital.  A number of instruments that now qualify as Tier 1 capital will not qualify under the Basel III rules.  The Basel III Rules also permit smaller banking organizations to retain, through a one-time election, the existing treatment of accumulated other comprehensive income.  The Basel III Rules have maintained the general structure of the current prompt corrective action framework while incorporating the increased requirements.  The Basel III Rules also revise prompt corrective action guidelines to add the Common Equity Tier 1 capital ratio.  Generally, the new Basel III Rules become effective on January 1, 2015, although parts of the Basel III Rules will be phased in through 2019.  Management is reviewing the new rules to assess their impact on the Company.

At December 31, 2013, the Company, on a consolidated basis, exceeded the minimum thresholds to be considered “adequately capitalized” under current regulatory defined capital ratios.  The Company and the Bank are subject to regulatory capital requirements administered by federal banking agencies.  Generally, if adequately capitalized, regulatory approval is not required to accept brokered deposits.  In addition to the above regulatory ratios, the Company’s non-GAAP tangible common equity to tangible assets increased to 3.67% at December 31, 2013 compared to (0.13)% at December 31, 2012, largely attributable to increased capital resulting from the reversal of the valuation allowance on a significant portion of net deferred tax assets, made possible by recent profits and an evaluation of all available positive and negative evidence.  The Tier 1 common equity to risk weighted assets increased to 0.77% at December 31, 2013, compared to (0.12)% at December 31, 2012.

Non-GAAP Presentations: Management has traditionally disclosed certain non-GAAP ratios to evaluate and measure the Company’s performance, including a net interest margin calculation.  The net interest margin is calculated by dividing net interest income on a tax equivalent basis by average earning assets for the period.  Management believes this measure provides investors with information regarding balance sheet profitability.  Management also presents an efficiency ratio that is non-GAAP.  The efficiency ratio is calculated by dividing adjusted noninterest expense by the sum of net interest income on a tax equivalent basis and adjusted noninterest income.  Management believes this measure provides investors with information regarding the Company’s operating efficiency and how management evaluates performance internally.  Consistent with industry practice, management also disclosed the tangible common equity to tangible assets and the Tier 1 common equity to risk weighted assets in the discussion immediately above and in the following tables.  Management has also chosen to disclose net income excluding net benefits from reversal of a significant portion of the deferred tax asset valuation allowance, the release of loan loss reserves and the loss on CDO sales because management believes this presentation allows investors to evaluate our results without the impact of these special items.  The tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Forward Looking Statements: This report may contain forward-looking statements.  Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes,

may, likely or other indications that the particular statements are not based upon facts but are rather based upon the Company’s beliefs as of the date of this release.  Actual events and results may differ significantly from those described in such forward-looking statements, due to changes in the economy, interest rates or other factors.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  For additional information concerning the Company and its business, including other factors that could materially affect the Company’s financial results or cause actual results to differ substantially from those discussed or implied in forward looking statements contained in this release, please review our filings with the Securities and Exchange Commission.

Financial Highlights (unaudited)

In thousands, except share data

	As of and for the		As of and for the
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Summary Statements of Operations:
Net interest and dividend income	$13,675	$13,917	$55,254	$59,346
(Release) provision for loan losses	(2,500)	—	(8,550)	6,284
Noninterest income	4,968	11,706	34,434	42,914
Noninterest expense	21,175	24,099	86,395	96,048
Benefit for income taxes	(245)	—	(70,242)	—
Net income (loss)	213	1,524	82,085	(72)
Net (loss) income available to common stockholders	(1,128)	253	76,827	(5,059)

Key Ratios (annualized):
Return on average assets	0.04%	0.31%	4.18%	0.00%
Return to common stockholders on average assets	(0.22)%	0.05%	3.91%	(0.26)%
Return on average equity	0.59%	8.45%	90.09%	(0.10)%
Net interest margin (non-GAAP tax equivalent)(1)	3.13%	3.17%	3.16%	3.43%
Efficiency ratio (non-GAAP tax equivalent)(1)	80.43%	72.76%	78.43%	71.24%
Tangible common equity to tangible assets(2)	3.67%	(0.13)%	3.67%	(0.13)%
Tier 1 common equity to risk weighted assets(2)	0.77%	(0.12)%	0.77%	(0.12)%
Company total capital to risk weighted assets (3)	15.88%	13.62%	15.88%	13.62%
Company tier 1 capital to risk weighted assets (3)	10.65%	6.81%	10.65%	6.81%
Company tier 1 capital to average assets	6.96%	4.85%	6.96%	4.85%
Bank total capital to risk weighted assets (3)	18.04%	14.86%	18.04%	14.86%
Bank tier 1 capital to risk weighted assets (3)	16.78%	13.59%	16.78%	13.59%
Bank tier 1 capital to average assets	10.97%	9.67%	10.97%	9.67%

Per Share Data:
Basic (loss) earnings per share	$(0.08)	$0.02	$5.45	$(0.36)
Diluted (loss) earnings per share	$(0.08)	$0.02	$5.45	$(0.36)
Dividends declared per share	$0.00	$0.00	$0.00	$0.00
Common book value per share	$5.37	$0.05	$5.37	$0.05
Tangible common book value per share	$5.29	$(0.18)	$5.29	$(0.18)
Ending number of shares outstanding	13,917,108	14,084,328	13,917,108	14,084,328
Average number of shares outstanding	13,917,108	14,084,328	13,939,919	14,074,188
Diluted average shares outstanding	14,087,608	14,210,928	14,106,033	14,207,252

End of Period Balances:
Loans	$1,101,256	$1,150,050	$1,101,256	$1,150,050
Deposits	1,682,128	1,717,219	1,682,128	1,717,219
Stockholders’ equity	147,692	72,552	147,692	72,552
Total earning assets	1,758,582	1,834,995	1,758,582	1,834,995
Total assets	2,004,034	2,045,799	2,004,034	2,045,799

Average Balances:
Loans	$1,072,320	$1,193,808	$1,102,197	$1,263,172
Deposits	1,684,836	1,710,035	1,692,471	1,730,407
Stockholders’ equity	142,546	71,768	91,114	71,961
Total earning assets	1,745,736	1,754,473	1,761,681	1,736,851
Total assets	1,999,325	1,958,688	1,962,688	1,950,625

(1) Tabular disclosures of the tax equivalent calculation including the net interest margin and efficiency ratio for the quarters ending December 31, 2013, and 2012, respectively, are presented on page 19.

(2) The information necessary to reconcile GAAP measures and the ratios of Tier 1 capital, total capital, tangible common equity or Tier 1 common equity, as applicable, to average total assets, risk-weighted assets or tangible assets, as applicable, is presented on page 20.

(3) The Company and the Bank are subject to regulatory capital requirements administered by federal banking agencies.  Those agencies define the basis for these calculations, including the prescribed methodology for the calculation of the amount of risk-weighted assets.

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	(unaudited)	(audited)
	December 31,	December 31,
	2013	2012
Assets
Cash and due from banks	$33,210	$44,221
Interest bearing deposits with financial institutions	14,450	84,286
Cash and cash equivalents	47,660	128,507
Securities available-for-sale, at fair value	372,191	579,886
Securities held-to-maturity, at amortized cost	256,571	—
Total securities	628,762	579,886
Federal Home Loan Bank and Federal Reserve Bank stock	10,292	11,202
Loans held-for-sale	3,822	9,571
Loans	1,101,256	1,150,050
Less: allowance for loan losses	27,281	38,597
Net loans	1,073,975	1,111,453
Premises and equipment, net	46,005	47,002
Other real estate owned, net	41,537	72,423
Mortgage servicing rights, net	5,807	4,116
Core deposit, net	1,177	3,276
Bank-owned life insurance (BOLI)	55,410	54,203
Deferred tax assets, net	75,303	928
Other assets	14,284	23,232
Total assets	$2,004,034	$2,045,799

Liabilities
Deposits:
Noninterest bearing demand	$373,389	$379,451
Interest bearing:
Savings, NOW, and money market	836,300	826,976
Time	472,439	510,792
Total deposits	1,682,128	1,717,219
Securities sold under repurchase agreements	22,560	17,875
Other short-term borrowings	5,000	100,000
Junior subordinated debentures	58,378	58,378
Subordinated debt	45,000	45,000
Notes payable and other borrowings	500	500
Other liabilities	42,776	34,275
Total liabilities	1,856,342	1,973,247

Stockholders’ Equity
Preferred stock	72,942	71,869
Common stock	18,830	18,729
Additional paid-in capital	66,212	66,189
Retained earnings	92,549	12,048
Accumulated other comprehensive loss	(7,038)	(1,327)
Treasury stock	(95,803)	(94,956)
Total stockholders’ equity	147,692	72,552
Total liabilities and stockholders’ equity	$2,004,034	$2,045,799

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except share data)

	(unaudited)		(unaudited)
	Three Months Ended		Year to Date
	December 31,		December 31,
	2013	2012	2013	2012
Interest and Dividend Income
Loans, including fees	$13,040	$15,293	$56,193	$66,769
Loans held-for-sale	32	59	156	260
Securities, taxable	3,583	1,990	11,692	7,212
Securities, tax exempt	146	113	587	416
Dividends from Federal Reserve Bank and Federal Home Loan Bank stock	76	77	304	305
Interest bearing deposits with financial institutions	17	30	108	119
Total interest and dividend income	16,894	17,562	69,040	75,081
Interest Expense
Savings, NOW, and money market deposits	204	255	859	1,062
Time deposits	1,447	1,889	6,774	8,809
Securities sold under repurchase agreements	1	—	3	2
Other short-term borrowings	1	13	25	17
Junior subordinated debentures	1,361	1,265	5,298	4,925
Subordinated debt	201	219	811	903
Notes payable and other borrowings	4	4	16	17
Total interest expense	3,219	3,645	13,786	15,735
Net interest and dividend income	13,675	13,917	55,254	59,346
(Release) provision for loan losses	(2,500)	—	(8,550)	6,284
Net interest and dividend income after provision for loan losses	16,175	13,917	63,804	53,062
Noninterest Income
Trust income	1,673	1,438	6,339	6,041
Service charges on deposits	1,877	1,976	7,256	7,682
Secondary mortgage fees	141	350	821	1,307
Mortgage servicing gain, net of changes in fair value	691	76	1,913	(289)
Net gain on sales of mortgage loans	1,026	3,179	5,627	10,688
Securities (losses) gains, net	(4,103)	269	(1,912)	1,575
Increase in cash surrender value of bank-owned life insurance	405	362	1,603	1,608
Death benefit realized on bank-owned life insurance	—	—	381	—
Debit card interchange income	893	886	3,458	3,547
Lease revenue from other real estate owned	321	567	1,295	3,497
Net gain on sales of other real estate owned	781	1,800	1,956	2,198
Other income	1,263	803	5,697	5,060
Total noninterest income	4,968	11,706	34,434	42,914
Noninterest Expense
Salaries and employee benefits	9,180	8,154	36,688	34,989
Occupancy expense, net	1,245	1,157	5,032	4,841
Furniture and equipment expense	990	1,198	4,264	4,614
FDIC insurance	981	973	4,027	4,031
General bank insurance	489	846	2,318	3,384
Amortization of core deposit, net	525	537	2,099	1,402
Advertising expense	384	327	1,225	1,309
Debit card interchange expense	361	365	1,433	1,548
Legal fees	642	961	2,066	3,176
Other real estate expense	2,906	6,371	13,998	24,358
Other expense	3,472	3,210	13,245	12,396
Total noninterest expense	21,175	24,099	86,395	96,048
(Loss) income before income taxes	(32)	1,524	11,843	(72)
Benefit for income taxes	(245)	—	(70,242)	—
Net income (loss)	213	1,524	$82,085	$(72)
Preferred stock dividends and accretion of discount	1,341	1,271	5,258	4,987
Net (loss) income available to common stockholders	$(1,128)	$253	$76,827	$(5,059)

Basic (loss) income per share	$(0.08)	$0.02	$5.45	$(0.36)
Diluted (loss) income per share	(0.08)	0.02	5.45	(0.36)

The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.  (Dollar amounts in thousands- unaudited)

	Three Months Ended		Year to Date
	December 31,		December 31,
	2013	2012	2013	2012
Net Interest Margin
Interest income (GAAP)	$16,894	$17,562	$69,040	$75,081
Taxable equivalent adjustment:
Loans	18	17	68	81
Securities	79	60	317	224
Interest income (TE)	16,991	17,639	69,425	75,386
Interest expense (GAAP)	3,219	3,645	13,786	15,735
Net interest income (TE)	$13,772	$13,994	$55,639	$59,651
Net interest income (GAAP)	$13,675	$13,917	$55,254	$59,346
Average interest earning assets	$1,745,736	$1,754,473	$1,761,681	$1,736,851
Net interest margin (GAAP)	3.11%	3.16%	3.14%	3.42%
Net interest margin (TE)	3.13%	3.17%	3.16%	3.43%

Efficiency Ratio
Noninterest expense	$21,175	$24,099	$86,395	$96,048
Less amortization of core deposit, net	525	537	2,099	1,402
Less other real estate expense	2,906	6,371	13,998	24,358
Adjusted noninterest expense	17,744	17,191	70,298	70,288
Net interest income (GAAP)	13,675	13,917	55,254	59,346
Taxable-equivalent adjustment:
Loans	18	17	68	81
Securities	79	60	317	224
Net interest income (TE)	13,772	13,994	55,639	59,651
Noninterest income	4,968	11,706	34,434	42,914
Less death benefit related to bank-owned life insurance	—	—	381	—
Less litigation related income	1	3	20	128
Less securities (losses) gain, net	(4,103)	269	(1,912)	1,575
Less gain on sale of OREO	781	1,800	1,956	2,198
Adjusted noninterest income, plus net interest income (TE)	22,061	23,628	89,628	98,664
Efficiency ratio	80.43%	72.76%	78.43%	71.24%

For the Year Ended
December 31, 2013

Adjusted Earnings
Net income	$82,085
Excluding impact of:
Provision (release) for loan losses	(8,550)
Loss on sale of CDOs	4,117
Deferred tax valuation reversal	(70,242)
Adjusted net lncome	7,410
Preferred stock dividend & accretion of discount	5,258
Net income available to common stockholders	$2,152

Average diluted number of shares	14,106,033
Adjusted earnings per diluted share	$0.15

	(unaudited)
	As of December 31,
(dollars in thousands)	2013	2012

Tier 1 capital
Total stockholders’ equity	$147,692	$72,552
Tier 1 adjustments:
Trust preferred securities	51,577	24,626
Cumulative other comprehensive loss	7,038	1,327
Disallowed intangible assets	(1,177)	(3,276)
Disallowed deferred tax assets	(70,350)	—
Other	(581)	(412)
Tier 1 capital	$134,199	$94,817

Total capital
Tier 1 capital	$134,199	$94,817
Tier 2 additions:
Allowable portion of allowance for loan losses	15,898	17,656
Additional trust preferred securities disallowed for tier 1 captial	5,048	31,999
Subordinated debt	45,000	45,000
Tier 2 additions subtotal	65,946	94,655
Allowable Tier 2	65,946	94,655
Other Tier 2 capital components	(6)	(6)
Total capital	$200,139	$189,466

Tangible common equity
Total stockholders’ equity	$147,692	$72,552
Less: Preferred equity	72,942	71,869
Intangible assets	1,177	3,276
Tangible common equity	$73,573	$(2,593)

Tier 1 common equity
Tangible common equity	$73,573	$(2,593)
Tier 1 adjustments:
Cumulative other comprehensive loss	7,038	1,327
Other	(70,931)	(412)
Tier 1 common equity	$9,680	$(1,678)

Tangible assets
Total assets	$2,004,034	$2,045,799
Less:
Intangible assets	1,177	3,276
Tangible assets	$2,002,857	$2,042,523

Total risk-weighted assets
On balance sheet	$1,224,438	$1,356,762
Off balance sheet	36,023	34,804
Total risk-weighted assets	$1,260,461	$1,391,566

Average assets
Total average assets for leverage	$1,927,217	$1,955,000